Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of

Alcentra Capital Corporation:

We consent to the use of our audit reports dated March 18, 2015 with respect to the consolidated financial statements of Alcentra Capital Corporation as of December 31, 2014 and for the period from May 8, 2014 to December 31, 2014, and the financial statements of BNY Mellon-Alcentra Mezzanine III, L.P. as of December 31, 2013 and for the years ended December 31, 2013 and 2012 and for the period from January 1, 2014 to May 7, 2014, included herein and to the reference to our firm under the headings “Selected Financial and Other Data” and “Independent Registered Public Accounting Firm” in the Registration Statement Pre-Effective Amendment No. 1 dated December 21, 2015.

/s/KPMG LLP

New York, New York

December 21, 2015